ROEBLING BANK

DIRECTORS DEFERRED COMPENSATION AGREEMENT

As Amended and Restated

THIS DIRECTOR DEFERRED COMPENSATION AGREEMENT (the “Agreement”) made this 31st day of December, 2008, (“Effective Date”) by and between Roebling Bank (the “Company”), a corporation organized under the laws of the United States of America and John J. Ferry (the “Director”).

WHEREAS, the Agreement was previously entered into as of March 6, 2006.

WHEREAS, certain revisions to the Agreement are necessary in order to conform such Agreement to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and related regulations and notices promulgated thereunder, with such revisions to be effective as of December 31, 2008.

NOW THEREFORE, BE IT RESOLVED that the Agreement shall be revised, amended and restated in its entirety, effective as of December 31, 2008, as follows:

WITNESSETH THAT:

In consideration of the agreements contained herein, the parties hereto agree as follows:

1.         The Company agrees to permit the Director to serve as a member of its Board of Directors, and the Director agrees to serve the Company in such capacity as the Company may designate from time to time, until terminated by either party at any time or for any reason.

2.         During the term of his/her service as director, the Director shall devote his/her time, attention, skill, and efforts to the performance of his/her duties for the Company.

3.         The Company shall pay the Director during the term of his/her service as a director hereunder, any fees payable to the Director for service as a director (as the Company may from time to time determine) together with deferred compensation (payable as provided in paragraph 5 below), unless such amounts are forfeited pursuant to paragraph 7 below.

4.

(a)          The Company shall credit to a book reserve (the “Deferred Compensation Account”) established for this purpose, an amount (“Deferred Compensation”) as specified on a form (“Deferral Election Form”) provided to the Director by the Company for such purposes. Such Deferral Election Form must be completed by the Director and returned to the Company prior to the first day of any calendar year to which such Deferral Election Form relates in order to be effective.

(b)       The Deferred Compensation Account will be credited with investment earnings based upon the prime rate as published in the Wall Street Journal Eastern edition plus 1% (“Earnings Rate”). The interest rate is adjusted daily. The Company may revise this applicable Earnings Rate or the index utilized for calculating investment earnings at any time within its sole discretion. Alternatively, at the written direction of the Director and approved by the

Company, any such amounts credited on the books of the Company to the Deferred Compensation Account of a Participant may be invested under a related Trust in the Common Stock of Roebling Financial Corp, Inc. (“Parent”) (“Common Stock”). Amounts associated with dividends paid on the Common Stock will be credited to such Deferred Compensation Account. Such dividend income will be invested following the next date that additional Deferred Compensation is credited to any Deferred Compensation Account. Further, upon the written direction of the Director and the approval of the Company, such Deferred Compensation Account may be invested in a Flexible Premium Adjustable Life Policy, with a life insurance benefit payable to the beneficiary designated by the Director in the event of the Director’s death, and the value of such Deferred Compensation Account shall be measured based upon the cash surrender value as may be adjusted from time to time for the applicable Flexible Premium Adjustable Life Policy investment held by the Company with respect to the Participant. If such applicable policy is terminated, then the Deferred Compensation Account thereafter shall be credited with investment earnings based upon the Earnings Rate. Upon a distribution of the Deferred Compensation Account related to the Premium Adjustable Life Policy investment, the Company will withdraw an equal amount from the cash value of the life insurance policy. Upon the distribution of all of the benefits to the Executive or his or her beneficiaries under this Agreement, the Company will notify the Executive that it intends to terminate any related life insurance policies owned by the Company related to administration of the Agreement, unless the Executive shall take the necessary actions to acquire ownership of such insurance policies from the Company in accordance with written agreements between the Company and the Executive.

(c)       The Director agrees on behalf of himself/herself and the designated beneficiary to assume all risk in connection with any fluctuation in value of any Deferred Compensation Accounts and related investment return applicable to such Deferred Compensation Account.

(d)       Title to and beneficial ownership of any assets of the Company, whether cash or investments which the Company may earmark to pay the Deferred Compensation hereunder including any Parent Common Stock or life insurance policies and related cash value accounts, shall at all times remain the property of the Company; and the Director and his/her designated beneficiary shall not have any property interest whatsoever in any specific assets of the Company.

(e)       The Company shall notify the Directors not less than once per calendar year as to the status of the Deferred Compensation Account, including the number of shares of Common Stock previously credited to such account and any cash or account earnings awaiting investment in Common Stock, or other investments attributable to such Deferred Compensation Account.

(f)        Hardship. If an Unforeseeable Emergency (as defined below) occurs, the Director, by written instructions to the Company, may reduce future deferrals under this Agreement; provided, however, no such reduction in future deferrals shall be made to the extent that such action would be inconsistent with the requirements for such a determination under Section 409A of the Code and regulations and other guidance issued thereunder.

Unforeseeable Emergency means a severe financial hardship to the Director resulting from an illness or accident of the Director, the Director’s spouse, the Director’s beneficiary, or the Director’s dependent (as defined in Section 152(a) of the Code), loss of the Director’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director.

5.	The amounts to be paid as Deferred Compensation, unless they are forfeited pursuant to paragraph 7 below, are as follows:

(a)       If the Director’s service as a director hereunder is terminated on or after he/she attains the age of seventy (70), the Company shall pay to the Director an amount equal to the value of the Director’s Deferred Compensation Account as of the date of such termination of service in the form elected by the Director on the Election Form. Such distributions shall commence within 60 days of such termination of service. Alternatively, to the extent that deferrals under the Plan and related Trust, if applicable, are invested at the direction of the Director in Company Common Stock, then such shares shall be distributed in the form of Common Stock as elected by the Director on the Election Form. The Common Stock to be distributed under the Agreement may constitute either restricted securities or non-restricted securities within the meaning of Rule 144 under the Securities Act of 1933, as amended. Notwithstanding the foregoing, the Company may enter into an endorsement or assignment agreement with the Director applicable to any Flexible Premium Adjustable Life Policy related to investment of the Deferred Compensation Account.

(b)       If the Director’s service as a director hereunder is terminated for any reason other than death, Disability or Change in Control, but before the age set forth in paragraph 5(a) above, then the value of the Deferred Compensation Account: (i) shall be paid to the Director in the same manner as set forth in paragraph 5(a) above, and (ii) shall continue to be invested or held in cash as the Company in its discretion may determine, and no payments shall be made until the age set forth in paragraph 5(a) above. Such distributions shall commence within 60 days of attainment of such age.

(c)       If the Director’s service as a director is terminated because of death or Disability, but before reaching the age set forth in paragraph 5(a) above, while the Director is performing services for the Company, then the Company shall make payments under Section 5(a) to the Director following termination of service as a result of such death or Disability. Such distributions shall commence within 60 days of such death or Disability.

(d)       Change in Control. Upon a Change in Control, the Director shall receive a lump-sum distribution of his or her Deferred Compensation Account. Such payment shall be made no later than the date of the Change in Control

(e)       The Director’s designated beneficiary referred to in this paragraph 5 may be designated or changed by the Director, without the consent of any prior designated beneficiary, on a form provided to the Director by the Company and delivered to the Company before the Director’s death. If no such beneficiary shall have been designated or if no designated beneficiary shall survive the Director, the benefit payments payable shall be payable to the Director’s estate.

(f)        The Director shall be deemed to have become disabled for purposes of paragraph 5(c) above, if (A) the Director is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (B) the Director is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

(g)       The payment(s) to be made to the Director under paragraphs 5(a) and 5(c) above, shall be made on the first day of the month following the date of the Director’s termination of service as a director, and the payment to be made to the Director under paragraph 5(b) above, shall be made on the first day of the month next following the age set forth in paragraph 5(a) above. The payment to be made to the Director’s designated beneficiary under the provisions of this paragraph 5 shall commence on a date to be selected by the Company but within seventy days from the date of death of the Director.

(h)       Hardship Distribution. Upon the Board of Director’s determination (following petition by the Director) that the Director has suffered an Unforeseeable Emergency as described in Section 4(f), the Company shall distribute to the Director all or a portion of the Deferred Compensation Account balance as determined by the Company, but in no event shall the distribution be greater than (i) the extent deemed necessary by the Board to remedy the Unforeseeable Emergency, plus an amount necessary to pay taxes reasonably anticipated as a result of the distribution; and (ii) after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Director’s assets (to the extent the liquidation would not itself cause severe financial hardship);

provided, however, no such distribution shall be made to the extent that such action would be inconsistent with the requirements for such a determination under Section 409A of the Code and regulations and other guidance issued thereunder.

6.

(a)          Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and the Director, the Director’s designated beneficiary or any other person. Any funds which may be invested under the provisions of this Agreement shall continue for all purposes to be a part of the general funds of the Company. No person other than the Company shall, by virtue of the provisions of this Agreement, have any interest in such funds. The Company shall not be under any obligation to use such funds solely to provide amounts hereunder, and no representations have been made to the Director that such funds can or will be used only to provide amounts hereunder. To the extent that any person acquires a right to receive payments from the Company under this Agreement, such rights shall be no greater than the right of any unsecured general creditor of the Company.

(b)       In order to facilitate the accumulation of funds necessary to meet the costs of the Company under this Agreement to make payments to a Director or his or her beneficiary as and when the same are due under the Plan, the Company may enter into a Trust Agreement. The Board of Directors of the Company shall have the power to appoint and remove the Trustee under such Trust Agreement in its sole discretion. The Company, in its discretion, may elect to place assets of the Company into the Trust as may from time to time be approved by the Board of Directors of the Company in its sole discretion. To the extent that the assets of said Trust are not sufficient to pay benefits accrued under this Plan, such payments shall be made from the general assets of the Company.

7.         Notwithstanding anything contained herein to the contrary, no payment of any unpaid installments of Deferred Compensation shall be made, and all rights under this Agreement of the Director, the Director’s designated beneficiary, executors, or administrators, or any other person, to receive payments thereof shall be forfeited if the Director shall engage, as determined by the Company, in any activity or conduct inimical to the best interests of the Company.

8.         The right of the Director or any other person to the payment of Deferred Compensation or other amounts under this Agreement shall not be assigned, transferred, pledged, or encumbered except by will or by the laws of descent and distribution.

9.         Nothing contained herein shall be construed as conferring upon the Director the right to continue in his/her service as a director of the Company or in any other capacity.

10.       Any Deferred Compensation payable under this Agreement shall not be deemed as salary or other compensation to the Director for the purpose of computing benefits to which the Director may be entitled under any retirement plan or other arrangement of the Company for the benefit of its employees or directors.

11.	The Company shall have full power and authority to interpret, construe, and administer this Agreement and the Company’s interpretations and construction thereof, and actions thereunder, including any valuation of the Deferred Compensation Account, or the amount or recipient of the payment to be made under this Agreement, shall be binding and conclusive on all persons for all purposes. The directors of the Company shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Agreement unless attributable to his/her own willful misconduct or lack of good faith.

12.       The Company may appoint an administrative committee (“Committee”) to provide administrative services or perform duties required by this Agreement. The Committee shall have only the authority granted to it by the Company.

13.       This Agreement shall be binding upon and inure to the benefit of the Company, its successors, and assigns and the Director and the Director’s heirs, executors, administrators, and legal representatives.

14.       This Agreement shall be construed in accordance with and governed by the laws of the State of New Jersey.

15.       No right or benefit under the Agreement shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate alienate, sell, assign, pledge, encumber, or charge the same shall be void. No right or benefit under this Agreement shall be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefits. If the Director or the Director’s designated beneficiary should become bankrupt, or attempt to anticipate, sell, assign, pledge, encumber, or charge any right or benefit hereunder, then such right or benefit shall, in the discretion of the Committee, cease and terminate, and in such event the Company may hold or apply the same or any part thereof for the benefit of the Director or beneficiary, his/her spouse, children, or other dependents, or any of them in such manner and in such proportion as the Committee may deem proper.

Section 16

Section 409A Compliance

16.1     Notwithstanding anything herein to the contrary, the Board of Directors shall make reasonable efforts to administer the Agreement and make benefit payments hereunder in a manner that is not deemed to be contrary to the requirements set forth at Section 409A of the Code and regulations and notices promulgated thereunder such that any payments made would result in the requirement for the recipient of such payments to pay additional interest and taxes to be imposed in accordance with Section 409A(a)(1)(B) of the Code; provided, however, neither the Company, nor the Board of Directors shall have any responsibility to a Director or beneficiary with respect to any tax liabilities that may be applicable to any payments made by the Agreement.

16.2     If any provision of the Agreement shall be determined to be inconsistent with the requirements of Section 409A of the Code, then, the Agreement shall be construed, to the maximum extent possible, to give effect to such provision in a manner consistent with Section 409A of the Code, and if such construction is not possible, as if such provision had never been included.

16.3     Delay of Payment Commencement to Specified Employees. Notwithstanding any provision in the Agreement to the contrary, if a Director is a Specified Employee, such Director’s benefit payments shall become first payable to him as of the first day of the seventh month next following his or her Termination of Service, if and only if such payments, if made earlier, would result in the recipient of such payments to pay additional interest and taxes to be imposed in accordance with Section 409A(a)(1)(B) of the Code; provide that such payment delay shall not be required in the event of the death or Disability of the Director. Therefore, in the event this Section 16.3 is applicable to the Director, any distribution which would otherwise be paid to the Director within the first six months following the Termination of Service shall be accumulated and paid to the Director in a lump sum on the first day of the seventh month following the Termination of Service along with any payments applicable to such seventh month. All subsequent distributions shall be paid in the manner specified. Specified Employee shall mean a key employee who, at any time during the Plan Year, is (i) an officer of the Company having an annual compensation greater than $150,000 (as indexed), (ii) a 5-percent owner of Parent, or (iii) a 1-percent owner of the Parent having an annual compensation from the Company greater than $150,000; provided, however, that this subparagraph shall only be effective if the stock of the Parent is publicly traded as set forth at Section 409A(a)(2)(B)(i).

16.4     “Termination of Service” means that the Director ceases service with the Company for any reason whatsoever other than by reason of death, Disability, or a leave of absence, which is approved by the Company. “Termination of Service” shall have the same meaning as “separation from service”, as that phrase is defined in Section 409A of the Code (taking into account all rules and presumptions provided for in the Section 409A regulations).

16.5	Subsequent Changes to Time and Form of Payment.

The Company, in its sole discretion, may permit a subsequent change to the time and form of benefit distributions. Any such change must be submitted in writing by the Director to the Company and shall be considered made only after such change request is approved by the Company and only when it becomes irrevocable under the terms of the Plan. Any change will be considered irrevocable not later than thirty (30) days following approval of the change by the Committee, subject to the following rules:

(1)       the subsequent deferral election may not take effect until at least twelve (12) months after the date on which the election is made;

(2)       the payment (except in the case of death, Disability, or Unforeseeable Emergency) upon which the subsequent deferral election is made is deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid; and

(3)       in the case of a payment made at a specified time, the election to make a change must be made not less than twelve (12) months before the date the payment is scheduled to be paid.

16.6     De Minimus Lump Sum Payment. Notwithstanding the foregoing, the Company may, in its sole discretion, commence pay-out of a Deferred Compensation Account at any time, provided that such pay-out amount shall be in an amount equal to not less than the lump sum value of such Deferred Compensation Account determined on the date of such pay-out; provided that such pay-out (1) accompanies the termination of the Director’s entire interest under the Agreement and all similar arrangements that constitute an account balance plan under Treasury Regulations at Section 1.409A-1(c)(2) applicable to Section 409A of the Code; and (2) the payment is not greater than the applicable dollar amount under Section 402(g)(1)(B) of the Code.

16.7     Special One-Time Election in 2008 for Distribution that may be made in 2009. Notwithstanding anything contained herein to the contrary, provided the Director is still in active service with the Company as of December 31, 2008, the Director may elect in writing on or before December 31, 2008 to receive a lump-sum payment of all or a portion of the Director’s Deferred Compensation Account which is earned and non-forfeitable as of December 31, 2008 valued as of December 31, 2008 invested under the cash fund, invested in Roebling Financial Corp, Inc. common stock and/or associated with the cash surrender value under the Flexible Premium Adjustable Life Policy associated with the Agreement. In accordance with IRS Notice 2007-86, such one-time election is in conformity with Section 409A of the Code and applicable regulations. The portion of the assets selected for distribution related to the Director’s Deferred Compensation Account will be paid as soon as administratively feasible in 2009, but in no event later than March 14, 2009, based upon the calculation of the December 31, 2008 valuation.

17.       The Company’s Board of Directors may amend or terminate this Agreement at any time, provided however, that no termination or amendment of this Agreement shall, without the consent of the Director, adversely affect the Director’s right to any amounts previously deferred by the Director and credited to the Deferred Compensation Account.

Upon a termination of the Agreement, the Director shall receive a lump sum payment immediately paid to the Director (without regard to any actual Termination of Service) or designated beneficiary, provided, however, any such distributions to be made in accordance with this Section 17 shall comply with the requirements and limitation under Section 409A of the Code, including that such lump-sum distribution shall only be made: (1) within thirty (30) days before, or twelve (12) months after a Change in the Ownership or Effective Control of the Company or Parent, or Change in the Ownership of a Substantial Portion of the Assets of the Company or Parent as described in Section 409A(a)(2)(A)(v) of the Code and Treas. Reg. §1.409A-3(i)(5) (or any similar or successor provisions), provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all of the Company’s arrangements which are substantially similar to the Agreement are terminated so the Director and all Directors under similar arrangements shall receive all amounts of deferred compensation under such terminated agreements within twelve (12) months of the termination of the arrangements; (2) Upon the Company’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Director’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or (3) Upon the Company’s termination of this and all other account balance plans (as referenced in Section 409A of the Code or the regulations thereunder), provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and the Company does not adopt any new account balance plans for a minimum of three (3) years following the date of such termination.

“Change in Control” shall mean: (i) a change in ownership of the Company or Parent under paragraph (a) below, or (ii) a change in effective control of the Company or the Parent under paragraph (b) below, or (iii) a change in the ownership of a substantial portion of the assets of the Company or the Parent under paragraph (c) below:

(a)       CHANGE IN THE OWNERSHIP OF THE COMPANY OR THE PARENT. A change in the ownership of the Company or the Parent shall occur on the date that any one person, or more than one person acting as a group (as defined in paragraph (b)), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation. However, if any one person or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of a corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the corporation (or to cause a change in the effective control of the corporation (within the meaning of paragraph (b) below). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section. This paragraph (a) applies only when there is a transfer of stock of a corporation (or issuance of stock of a corporation) and stock in such corporation remains outstanding after the transaction.

(b)       CHANGE IN THE EFFECTIVE CONTROL OF THE COMPANY OR THE PARENT. A change in the effective control of the Company or the Parent shall occur on the date that either (i) any one person, or more than one person acting as a group (as determined below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 30 percent or more of the total voting power of the stock of such corporation; or (ii) a majority of members of the corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors prior to the date of the appointment or election, provided that for purposes of this paragraph (b)(ii), the term corporation refers solely to a corporation for which no other corporation is a majority shareholder. In the absence of an event described in paragraph (i) or (ii), a change in the effective control of a corporation will not have occurred. If any one person, or more than one person acting as a group, is considered to effectively control a corporation (within the meaning of this paragraph (b)), the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control of the corporation (or to cause a change in the ownership of the corporation within the meaning of paragraph (a)). Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

(c)       CHANGE IN THE OWNERSHIP OF A SUBSTANTIAL PORTION OF THE COMPANY’S OR THE PARENT’S ASSETS. A change in the ownership of a substantial portion of the Company’s or the Parent’s assets shall occur on the date that any one person, or more than one person acting as a group (as determined below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no Change in Control event under this paragraph (c) when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer.

(d)       Each of the sub-paragraphs (a) through (c) above shall be construed and interpreted consistent with the requirements of Section 409A of the Code and any Treasury regulations or other guidance issued thereunder.

18.       The Company shall bear all costs and expenses associated with administration of the Agreement. No contributions to the Deferred Compensation Account or any Trust under this Agreement will be permissible by the Director.

19        No 280G Payments. Notwithstanding the forgoing, all sums payable hereunder shall be reduced in such manner and to such extent so that no such payments made hereunder when aggregated with all other payments to be made to the Director by the Company or the Parent shall be deemed an “excess parachute payment” in accordance with Code 280G and regulations promulgated thereunder and subject the Director to the excise tax provided at Section 4999(a) of the Code.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Director has hereunto set his/her hand and seal as of the date first above written.

Roebling Bank
December 31, 2008	By:	/s/ Frank J. Travea, III
Date	Its:	President

“DIRECTOR”
December 29, 2008	By:	/s/ John J. Ferry
Date
December 31, 2008		/s/ Donna M. Rinaldi
Date		Witness

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